Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-151007 on Form S-3 and Registration Statement No. 333-166630 on Form S-8 of our report dated February 22, 2012 (March 23, 2012 as to the effects of the ten-to-one reverse stock split and stock dividend described in Note 1 and August 24, 2012 as to the effects of the 2012 discontinued operations described in Note 4), relating to the consolidated financial statements and financial statement schedules of Retail Properties of America, Inc. (formerly Inland Western Retail Real Estate Trust, Inc.) and subsidiaries appearing in this Current Report on Form 8-K of Retail Properties of America, Inc. dated August 24, 2012.

/s/ Deloitte & Touche LLP

Chicago, Illinois
August 24, 2012